                                                                     Exhibit 2.1

                                                                  Execution Copy




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                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                                    SDL, INC.

                                       AND

                            THE SELLERS LISTED HEREIN


                            -------------------------

                       FOR ALL OF THE OUTSTANDING STOCK OF

                       PHOTONIC INTEGRATION RESEARCH, INC.
                            -------------------------

                                  MAY 10, 2000

                            -------------------------





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

                                TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
1.  Sale and Purchase of Company Shares...........................................      -1-
    1.1           Sale and Purchase of Company Shares.............................      -1-
    1.2           Payment of Purchase Price.......................................      -1-
    1.3           Delivery of Company Shares......................................      -1-
2.  Closing; Closing Date.........................................................      -2-
3.  Representations and Warranties of the Sellers as to the Company...............      -2-
    3.1           Due Incorporation and Authority.................................      -2-
    3.2           Subsidiaries....................................................      -2-
    3.3           Qualification...................................................      -2-
    3.4           Capitalization..................................................      -3-
    3.5           Options or Other Rights.........................................      -3-
    3.6           Charter Documents and Corporate Records.........................      -3-
    3.7           Financial Statements............................................      -3-
    3.8           Undisclosed Liabilities.........................................      -4-
    3.9           No Material Adverse Change......................................      -4-
    3.10          Tax Matters.....................................................      -5-
    3.11          Compliance with Laws............................................      -6-
    3.12          Permits.........................................................      -6-
    3.13          No Breach.......................................................      -7-
    3.14          Environmental Matters...........................................      -8-
    3.15          Contracts.......................................................      -9-
    3.16          Property........................................................      -9-
    3.17          Intellectual Property...........................................     -10-
    3.18          Litigation......................................................     -11-
    3.19          Brokers.........................................................     -11-
    3.20          Employee Benefit Plans..........................................     -11-
    3.21          Employee Relations..............................................     -12-
    3.22          Insurance.......................................................     -12-
    3.23          Customers.......................................................     -13-
    3.24          Suppliers; Raw Materials........................................     -13-
    3.25          Products and Warranties.........................................     -13-
    3.26          Transactions with Related Parties...............................     -13-
    3.27          Exclusivity of Representations..................................     -14-

                                                                                       PAGE
                                                                                       ----
4.  Representations and Warranties of Each Seller.................................     -14-
    4.1           Title to the Shares.............................................     -14-
    4.2           Authority to Execute and Perform Agreement......................     -14-
5.  Representations and Warranties of the Buyer...................................     -15-
    5.1           Due Incorporation and Authority.................................     -15-
    5.2           Qualification...................................................     -16-
    5.3           Charter Documents and Corporate Records.........................     -16-
    5.4           Capitalization; Buyer Common Stock..............................     -16-
    5.5           SEC Documents; Financial Statements.............................     -16-
    5.6           Authority to Execute and Perform Agreement......................     -18-
    5.7           Litigation......................................................     -18-
    5.8           Brokers.........................................................     -18-
    5.9           No Material Adverse Change......................................     -19-
    5.10          Purchase for Investment.........................................     -19-
    5.11          Exclusivity of Representations..................................     -19-
6.  Covenants and Agreements......................................................     -19-
    6.1           Conduct of Business.............................................     -19-
    6.2           Access and Confidentiality......................................     -21-
    6.3           Expenses........................................................     -21-
    6.4           Publicity.......................................................     -22-
    6.5           Reasonable Best Efforts.........................................     -22-
    6.6           Indemnification.................................................     -22-
    6.7           Access to Information and Cooperation...........................     -22-
    6.8           Further Assurances..............................................     -23-
    6.9           Transfer Taxes..................................................     -23-
7.  Conditions Precedent to the Obligation of the Buyer to Close..................     -23-
    7.1           Representations and Covenants...................................     -23-
    7.2           HSR Act Filing..................................................     -23-
    7.3           No Orders.......................................................     -24-
    7.4           Consents........................................................     -24-
    7.5           Resignations....................................................     -24-
    7.6           Technology License Agreement....................................     -24-
8.  Conditions Precedent to the Obligation of the Sellers to Close................     -24-
    8.1           Representations and Covenants...................................     -24-
    8.2           HSR Act Filing..................................................     -24-

                                                                                       PAGE
                                                                                       ----
    8.3           No Orders.......................................................     -25-
    8.4           Consents........................................................     -25-
    8.5           Technology License Agreement....................................     -25-
    8.6           Registration Rights Agreement...................................     -25-
    8.7           Amended TLA Prepayment to NTT...................................     -25-
9.  Survival......................................................................     -25-
10.Indemnification................................................................     -26-
   10.1           Obligation of the Sellers to Indemnify..........................     -26-
   10.2           Obligation of the Buyer to Indemnify............................     -26-
   10.3           Indemnification Procedure for Third-Party Claims................     -26-
   10.4           Measure of and Limitations upon Indemnification.................     -27-
   10.5           Exclusivity of Indemnity........................................     -28-
   10.6           Subrogation.....................................................     -28-
11.Termination of Agreement.......................................................     -29-
   11.1           Termination.....................................................     -29-
   11.2           Survival After Termination......................................     -30-
12.Tax Matters....................................................................     -30-
   12.1           Liability for Taxes and Related Matters.........................     -30-
   12.2           Assistance and Cooperation......................................     -32-
   12.3           Section 1445....................................................     -33-
   12.4           Survival of Obligations.........................................     -33-
13.Miscellaneous..................................................................     -33-
   13.1           Certain Definitions.............................................     -33-
   13.2           Consent to Jurisdiction; Service of Process; Waiver of Jury Trial    -37-
   13.3           Notices.........................................................     -38-
   13.4           Entire Agreement................................................     -40-
   13.5           Waivers and Amendments..........................................     -40-
   13.6           Governing Law...................................................     -40-
   13.7           Binding Effect; Assignment......................................     -40-
   13.8           Usage...........................................................     -40-
   13.9           Articles and Sections...........................................     -41-
   13.10          Headings........................................................     -41-
   13.11          Interpretation..................................................     -41-
   13.12          Severability of Provisions......................................     -41-

   13.13          Counterparts....................................................     -41-


EXHIBITS
--------
   A                  Allocation of Consideration
   B                  Ownership of Company Shares
   C                  Sellers' Disclosure Letter
   D                  Amended Technology License Agreement
   E                  Form of Registration Rights Agreement
   F                  Contribution of Buyer Common Stock

                            STOCK PURCHASE AGREEMENT


                  Stock Purchase Agreement, dated as of May 10, 2000 (this "AGREEMENT"), by and among SDL, Inc., a Delaware corporation (the "BUYER"), and the stockholders listed on the signature pages hereto (each a "SELLER" and, collectively, the "SELLERS") for the purchase and sale of all of the issued and outstanding shares of capital stock of Photonic Integration Research, Inc., an Ohio corporation (the "COMPANY").

                  The Sellers are the beneficial and record owners of all of the issued and outstanding shares of common stock, par value $1,000 per share (the "COMPANY SHARES"), of the Company. The Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Sellers, all of the Company Shares upon the terms and subject to the conditions of this Agreement.

                  Certain terms used herein are defined in Section 13.1.

                  Accordingly, the parties agree as follows:

                  1.       Sale and Purchase of Company Shares.

                           1.1      Sale and Purchase of Company Shares. At the
closing provided for in Article 2 (the "CLOSING"), upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements contained herein, the Company shall become a wholly-owned subsidiary of the Buyer as a result of the payment of the purchase price, which shall be comprised of (i) payment of the Consideration to the Sellers and (ii) the contribution to the Company of the additional shares of Buyer Common Stock and any cash payment provided for in Section 8.7. At the Closing, the Sellers shall sell to the Buyer, and the Buyer shall purchase from the Sellers, each of the Company Shares for a number of shares of Common Stock, par value $0.001 per share (the "BUYER COMMON STOCK"), of the Buyer equal to the Exchange Ratio (the "CONSIDERATION"), to be issued and delivered in accordance with Section 1.2.

                           1.2      Payment of Purchase Price. At the Closing,
the Buyer shall issue and deliver to the Sellers stock certificates in the names of the respective Sellers representing the Consideration, which shall be allocated among the Sellers as set forth in Exhibit A hereto, and the Buyer shall make the capital contribution provided for in Section 8.7.

                           1.3      Delivery of Company Shares. At the Closing,
each Seller shall deliver, or cause to be delivered, to the Buyer stock certificates representing the number of Company Shares set forth opposite such Seller's name on Exhibit B, collectively constituting all of the issued and outstanding capital stock of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer.

         2. Closing; Closing Date. The Closing of the sale and purchase of the Company Shares contemplated hereby shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, NY, at 10:00 a.m. local time, on the fifth Business Day after the conditions to the Closing set forth in Sections 7.2 and 8.2 have been satisfied, or such other time or date as the parties may mutually agree in writing; provided, that all of the conditions to the Closing set forth in Articles 7 and 8 have been satisfied or waived by the party or parties entitled to waive the same. The time and date upon which the Closing occurs is referred to herein as the "CLOSING DATE."

         3. Representations and Warranties of the Sellers as to the Company. Concurrently with the execution and delivery of this Agreement, except as set forth in the disclosure letter relating to this Agreement (the "SELLERS' DISCLOSURE LETTER"), delivered by the Sellers to the Buyer on the date hereof and attached hereto as Exhibit C, the Sellers, jointly and severally, represent and warrant to the Buyer as follows:

                  3.1 Due Incorporation and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. The Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power and authority would not have a Company Material Adverse Effect (as defined below). As used in this Agreement, a "COMPANY MATERIAL ADVERSE EFFECT" means any effect (i) that is or could reasonably be expected to be materially adverse to the financial condition, business, results of operations, personnel, properties or assets (including intangible assets) of the Company, except that events, circumstances, changes, developments, impairments or conditions primarily resulting from events, changes or developments in worldwide, national or local conditions or circumstances (political, economic, regulatory or otherwise) that adversely affect the Company's industry generally, or any change in law or accounting principles (and any changes resulting therefrom), shall not constitute a Company Material Adverse Effect or (ii) that could reasonably be expected to materially impair or delay the ability of the Sellers to consummate the transactions contemplated hereby.

                  3.2 Subsidiaries. The Company does not directly or indirectly own any interest in any other Person.

                  3.3 Qualification. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing to do business in all other jurisdictions where the Company currently conducts business that require such qualification or licensing, except where the failure to so qualify or be licensed could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                  3.4 Capitalization. The Company's authorized capital stock consists of 10,000 shares of common stock, par value $1,000 per share, of which 8,100 shares are issued and outstanding. All issued and outstanding shares of common stock of the Company are owned beneficially and of record by the Sellers in the respective amounts set forth on Exhibit B hereto, and all of such shares are duly authorized and validly issued, fully paid and nonassessable. No other class of capital stock or other ownership interests of the Company is authorized or outstanding.

                  3.5      Options or Other Rights. Except as set forth in
Section 3.5 of the Sellers' Disclosure Letter, there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or any other agreement to purchase, or otherwise to receive from the Company, any shares of the capital stock or any other equity security of the Company, and there is no outstanding security of the Company convertible into any such capital stock or other equity security.

                  3.6 Charter Documents and Corporate Records. The Sellers have previously made available to the Buyer complete and correct copies of the Articles of Incorporation and the Code of Regulations of the Company as in effect on the date hereof. The minute books, the stock certificate books and stock record books of the Company have previously been made available to the Buyer for its inspection and the information contained therein is correct in all material respects; provided, however, that no representation or warranty is made with respect to the completeness of such minute books or of any information contained therein.

                  3.7      Financial Statements.

                           (a)      The Sellers have previously made available
to the Buyer copies of the balance sheets of the Company for the fiscal years ended March 31, 1997, 1998 and 1999, and the related statements of income, shareholders' equity and cash flows, together with all related notes and schedules thereto, accompanied by the related audit reports of Deloitte & Touche LLP, independent auditors of the Company (collectively, the "COMPANY AUDITED FINANCIAL STATEMENTS"). The Company Audited Financial Statements fairly present the financial position of the Company as of the respective dates thereof and fairly present the results of operations and cash flows of the Company for the respective fiscal periods covered thereby. The Company Audited Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto.

                           (b)      The Sellers have previously made available
to the Buyer copies of the unaudited balance sheet of the Company for the nine months ended December 31, 1999, and the related statements of income and cash flows (collectively, the "COMPANY INTERIM FINANCIAL STATEMENTS"). The Company Interim Financial Statements fairly present the financial position of the Company as of December 31, 1999 and fairly present the results of operations and cash flows of the Company for the nine months then ended (subject to normal year-end adjustments). The Company Interim Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with the Company Audited Financial Statements (subject to normal year-end adjustments).

                  3.8 Undisclosed Liabilities. The Company does not have any liabilities other than (a) liabilities reflected in the Company Audited Financial Statements, (b) liabilities reflected in the Company Interim Financial Statements or liabilities accruing after December 31, 1999 in the ordinary course of business or in accordance with this Agreement, (c) liabilities reflected in Section 3.8 of the Sellers' Disclosure Letter, and (d) other liabilities that could not reasonably be expected to be, individually or in the aggregate, material to the Company.

                  3.9      No Material Adverse Change. Except as set forth in
Section 3.9 of the Sellers' Disclosure Letter or as disclosed in the Company Interim Financial Statements, since April 1, 1999 there has not been:

                           (a)      any damage, destruction or loss, whether or
not covered by insurance, which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

                           (b)      any change, occurrence or circumstance
which, if the provisions of Section 6.1(c) had been applicable as of April 1, 1999, would not have been permitted without the written agreement of the Buyer under such Section 6.1(c) (other than subparagraphs (x), (xi) and (xii) thereof); or

                           (c)      any other change, occurrence or circumstance
in the financial condition, business, results of operations, personnel, properties or assets (including intangible assets) of the Company which has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                  3.10     Tax Matters.

                           (a)      The Company has timely filed all reports,
declarations, information statements and returns relating to Taxes required to be filed by it through the date of this Agreement, and will prepare and file, in a manner consistent with prior years, all Tax Returns required to be filed by it on or before the Closing Date, and all such Tax Returns are or will be complete and correct in all material respects.

                           (b)      All Taxes shown on such Tax Returns have
been or will be timely paid, except for such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP.

                           (c)      With respect to any period for which Tax
Returns have not yet been filed, or with respect to which Taxes are not yet due or owing, the Company has made current accruals, provisions and reserves for such Taxes in accordance with GAAP.

                           (d)      No penalties or other charges are or will
become due with respect to the late filing of any Tax Return or payment of any Tax of the Company required to be filed or paid on or before the Closing Date.

                           (e)      There are no deficiencies asserted or
assessments made on any Tax Return.

                           (f)      There are no outstanding agreements, waivers
or arrangements extending the statutory period of limitations applicable to any claim for Taxes due from or with respect to the Company for any taxable period, nor has any such agreement, waiver or arrangement been requested.

                           (g)      No closing agreement that could affect the
Taxes of the Company for periods ending after the Closing Date pursuant to
Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company.

                           (h)      The Company has not agreed to and is not
required to make any adjustment with respect to taxable periods beginning on or before the Closing Date pursuant to Section 481 of the Code (or any predecessor provision) by reason of any change in any accounting method of the Company; there is no application pending with any taxing authority requesting permission for any such change in any accounting method and the IRS has not proposed any such adjustment or change in accounting method.

                           (i)      As of the date of this Agreement, the
Company is not bound by any tax sharing, allocation or indemnification agreement.

                           (j)      The Company is not and has not been at any
time prior to the Closing Date a United States real property holding corporation as that term is defined under Section 897(c)(2) of the Code.

                           (k)      The Tax Returns of the Company are not
currently under audit or examination by the IRS. No audit or other proceeding by any court, governmental or regulatory authority or similar authority is pending, and the Company has not received any written notification that such an audit or proceeding may be commenced, with respect to any Taxes due from the Company.

                           (l)      There are no Liens on any of the assets of
the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                           (m)      The Company has never been a member of an
affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return.

                           (n)      None of the Sellers, any of the Sellers'
Affiliates or the Company has made with respect to the Company any consent under
Section 341 of the Code.

                           (o)      No closing agreements, private letter
rulings, technical advance memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to the Company.

                  3.11 Compliance with Laws. The Company is not in violation of any applicable orders, judgments, injunctions, awards, decrees or writs (collectively, "ORDERS"), or any applicable laws, statutes, regulations or other requirements (collectively, "LAWS"), of any courts, administrative agencies or commissions or other governmental authorities (collectively, "GOVERNMENTAL BODIES"), which violations could reasonably be expected to be, individually or in the aggregate, material to the Company, or in violation of its Articles of Incorporation or its Code of Regulations; provided, however, that the Sellers make no representation or warranty in this Section 3.11 with respect to Tax Laws, Environmental Laws or ERISA and employee benefit Laws, which are specifically and exclusively addressed in Sections 3.10, 3.14 and 3.20, respectively.

                  3.12 Permits. The Company has all licenses, franchises, permits and authorizations of any Governmental Bodies as are necessary for and material to the lawful conduct of the business of the Company as currently conducted (collectively, "PERMITS"); provided, however, that the Sellers make no representation or warranty in this Section 3.12 with respect to Environmental Permits, which are specifically and exclusively addressed in Section 3.14.

                  3.13 No Breach. The execution and delivery by the Sellers of this Agreement and any other agreement contemplated hereby, the consummation of the transactions contemplated hereby and thereby, and the performance by the Sellers of this Agreement and each such other agreement in accordance with their respective terms and conditions will not:

                           (a)      violate any provision of the Articles of
Incorporation or the Code of Regulations of the Company;

                           (b)      require the Company to obtain any consents,
approvals, authorizations or actions of, or make any filings with or give any notices to, any Governmental Bodies or any other Person, except for the notification requirements of the HSR Act or as set forth in Section 3.13(b) of the Sellers' Disclosure Letter (the "COMPANY CONSENTS AND NOTICES");

                           (c)      if the Company Consents and Notices are
obtained or made, violate or result in the breach of any of the terms and conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a material default under, any Material Contract or result in the creation of any Lien upon any of the properties of the Company pursuant to the terms of any Material Contract;

                           (d)      if the Company Consents and Notices are
obtained or made, violate any Laws of any Governmental Body applicable to the Company;

                           (e)      if the Company Consents and Notices are
obtained or made, violate any Orders of any Governmental Body applicable to the Company; or

                           (f)      if the Company Consents and Notices are
obtained or made, violate or result in the revocation or suspension of any Permits held by the Company.

provided, however, that the Sellers make no representation and warranty in this
Section 3.13 with respect to Environmental Laws which are specifically and exclusively addressed in Section 3.14; and provided, further, that each of the cases set forth in clauses (b) through (f) above is subject to exceptions that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                  3.14     Environmental Matters.

                           (a)      The Company holds all permits, certificates,
licenses, approvals, registrations and authorizations required under Environmental Laws necessary for the operation of the business of the Company as currently conducted and that are material to the operation of the business of the Company as currently conducted ("ENVIRONMENTAL PERMITS"), except where the failure to have such Environmental Permits could not reasonably be expected to be, individually or in the aggregate, material to the Company.

                           (b)      To the Knowledge of the Sellers, the
operations of the business are in compliance in all material respects with all Environmental Permits and applicable Environmental Laws, except for such instances of non-compliance as could not reasonably be expected to be, individually or in the aggregate, material to the Company.

                           (c)      To the Knowledge of the Sellers, no property
currently owned or operated by the Company (including soils, groundwater, surface water, buildings or other structures) has been contaminated with any Hazardous Material.

                           (d)      To the Knowledge of the Sellers, no property
formerly owned or operated by the Company was contaminated with any Hazardous Material on or prior to such period of ownership or operation.

                           (e)      To the Knowledge of the Sellers, the Company
is not subject to any liability for Hazardous Material disposal or contamination on any third party property.

                           (f)      To the Knowledge of the Sellers, the Company
is not subject to any order, decree, injunction or other arrangement with any Governmental Body or any indemnity or other agreement with any third party relating to liability under any Environmental Law.

                           (g)      To the Knowledge of the Sellers, none of the
properties of the Company contains any underground storage tanks, asbestos-containing material, lead products or polychlorinated biphenyls.

                           (h)      To the Knowledge of the Sellers, there are
no circumstances involving the Company that could reasonably be expected to result in any material claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property in connection with any Environmental Law.

                           (i)      Copies of all material environmental
reports, studies, assessments, sampling data and other environmental information in the possession of the Company have previously been made available to the Buyer.

                           (j)      The Company has not received any written
notice that (i) any Environmental Permits are not in full force and effect, (ii) the Company is not in compliance in all material respects with the terms of any Environmental Permits, or (iii) any third party has asserted that the Company is liable to it pursuant to any Environmental Law.

                  3.15 Contracts. Each of the contracts, agreements, leases and licenses to which the Company is a party or is bound and which is material to the financial condition, business, results of operations, personnel, properties or assets (including intangible assets) of the Company (the "MATERIAL CONTRACTS") is set forth in Section 3.15 of the Sellers' Disclosure Letter. With respect to each Material Contract: (i) the agreement is binding and enforceable against the Company and, to the Knowledge of the Sellers, against the other parties thereto and is in full force and effect; (ii) neither the Company nor, to the Knowledge of the Sellers, any other party thereto is in material breach or default, and, to the Knowledge of the Sellers, no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination or modification or acceleration of material rights, under the agreement; and (iii) neither the Company, nor to the Knowledge of the Sellers, any other party thereto has repudiated any material provision of the agreement.

                  3.16 Property. The Company has good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the Company Audited Financial Statements or were acquired after March 31, 1999, except for (i) Liens incurred in the ordinary course of business, (ii) Liens relating to purchase money security interests entered into in the ordinary course of business, (iii) properties or assets disposed of in the ordinary course of business since March 31, 1999, (iv) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar Liens arising in the ordinary course of business or (v) other Liens which do not, individually or in the aggregate, materially detract from the value of the relevant property or materially impair the use thereof in the operation of business as currently conducted by the Company. All of the real property owned or leased by the Company is set forth in
Section 3.16 of the Sellers' Disclosure Letter. All leases pursuant to which the Company, as lessee, leases real or personal property are valid and enforceable against the Company and, to the Knowledge of the Sellers, against the other parties thereto in accordance with their respective terms and neither the Company nor, to the Knowledge of the Sellers, any other party thereto, is in material default thereunder. There are no leases, subleases, licenses or other agreements granting to any Person other than the Company any right to the possession, use, occupancy or enjoyment of the real property owned or leased by the Company, or any portion thereof. All buildings, structures and other improvements included within the real property owned or leased by the Company are presently in a state of maintenance, repair and operating condition suitable for operation and use thereof in the ordinary course of the Company's business as currently conducted. The Company's material tangible assets have been maintained in accordance with normal industry practice and are in good operating condition and repair (subject to normal wear and tear).

                  3.17     Intellectual Property.

                           (a)      Section 3.17(a) of the Sellers' Disclosure
Letter sets forth all patents and patent applications, trademark and service mark registrations and applications, Internet domain name registrations and applications and copyright registrations and applications owned or which the Company has a right to use in the operation of its business as currently conducted and any licenses thereof in each case as of the date hereof.

                           (b)      The Company owns or has a right to use all
Intellectual Property necessary to conduct its business in all material respects as currently conducted and with respect to the products under development set forth in Section 3.17(b)(i) of the Sellers' Disclosure Letter (the "COMPANY INTELLECTUAL PROPERTY"). Except as set forth in Section 3.17(b)(ii) of the Sellers' Disclosure Letter, none of the Company Intellectual Property has been assigned, transferred or licensed to or from any other party and, to the Knowledge of the Sellers, the Company has the right to use all such Company Intellectual Property free and clear of all adverse claims (including, without limitation, royalty and audit claims).

                           (c)      To the Knowledge of the Sellers, the conduct
of the Company's business as currently conducted does not infringe upon any Intellectual Property rights of third parties. To the Knowledge of the Sellers, except as set forth in Section 3.17(c)(i) of the Sellers' Disclosure Letter, no third party is infringing upon or misappropriating any Company Intellectual Property. Except as set forth in Section 3.17(c)(ii) of the Sellers' Disclosure Letter, the Company has not been, during the three years preceding the date hereof, a party to any claim, nor, to the Knowledge of the Sellers, is any claim threatened, that challenges the Company's ownership or right to use any Intellectual Property.

                  3.18 Litigation. Except as set forth in Section 3.18 of the Sellers' Disclosure Letter, as of the date hereof, there are no actions, suits, proceedings or investigations pending or, to the Knowledge of the Sellers, threatened, that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not subject to any outstanding Orders.

                  3.19 Brokers. Except as set forth in Section 3.19 of the Sellers' Disclosure Letter, none of the Sellers or the Company has paid or agreed to pay, or received any claim with respect to, any brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated hereby.

                  3.20     Employee Benefit Plans.

                           (a)      Section 3.20(a) of the Sellers' Disclosure
Letter identifies each Benefit Plan. There is no Benefit Plan which (i) is a multiemployer plan (within the meaning of Section 3(37) of the ERISA, or (ii) is a plan, other than a multiemployer plan, subject to Title IV of ERISA.

                           (b)      The Company has made available to the Buyer
complete and correct copies of the Benefit Plans (and, if applicable, related trust agreements and insurance contracts) and all amendments thereto together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto), the most recent actuarial valuation report prepared in connection with any Benefit Plan, and the most recent determination letter received from any taxation authority with respect to any Benefit Plan.

                           (c)      Each Benefit Plan that is intended to be
qualified under an applicable provision of the Code or any regulation thereunder, including Section 401(a) of the Code, is so qualified and has been so qualified during the period since its adoption; each trust created under any such Benefit Plan is exempt from tax and has been so exempt since its creation and, to the Knowledge of the Sellers, nothing has occurred with respect to the operation of any Benefit Plan which would cause the loss of such qualification or exemption. Each Benefit Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any applicable statutes, orders, rules and regulations, including ERISA and the Code.

                           (d)      The Company has not engaged in any
transaction with respect to any Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to subject the Company to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

                           (e)      All contributions required to be made under
the terms of any Benefit Plan have been timely made or have been reflected on the Company Audited Financial Statements.

                           (f)      Except as set forth in Section 3.20(f) of
the Sellers' Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (i) entitle any employees of the Company to severance pay or (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans.

                           (g)      The Company does not have any material
current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company, except as required under applicable Laws.

                  3.21 Employee Relations. None of the individuals employed by the Company is represented by a union or other organization representing or, to the Knowledge of the Sellers, purporting to represent any Company employees, nor is the Company a party to or bound by any collective bargaining agreement. The Company has not at any time during the last three years had, nor, to the Knowledge of the Sellers, is there now threatened, any strike, work stoppage, other material labor dispute, picketing, concerted refusal to work overtime or other similar labor activity, nor are there labor disputes involving the Company that are currently the subject of any grievance procedure, arbitration or litigation.

                  3.22 Insurance. The Company has maintained such policies of property, casualty, workers' compensation, product liability, general liability and other insurance, including group insurance and any other life, health, disability or other insurance for the benefit of employees or their dependents or both (collectively, "INSURANCE POLICIES"), or has self-insured and established reserves, as are reasonably appropriate or as required by Law.
Section 3.22 of the Sellers' Disclosure Letter contains a complete and correct list of each such Insurance Policy in effect as of the date hereof. A complete and correct copy of each such Insurance Policy has been made available to Buyer.

                  3.23 Customers. The Company has not received any written notice that any material customer of the Company (i) has ceased, or will cease, to purchase the products, goods or services of the Company or (ii) has materially reduced, or will materially reduce, the purchase of products, goods or services of the Company.

                  3.24 Suppliers; Raw Materials. Section 3.24 of the Sellers' Disclosure Letter sets forth, for the fiscal year of the Company ended March 31, 2000, the names of the ten largest suppliers of the Company based on the aggregate value of raw materials, supplies, merchandise and other goods and services purchased by the Company from such suppliers during such period. The Company has not received any written notice from any such suppliers that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Company after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Company, subject to general and customary price increases.

                  3.25     Products and Warranties.

                           (a)      Warranties. To the Knowledge of the Sellers,
except as set forth in Section 3.25(a) of the Sellers' Disclosure Letter, the Company has no guaranty, warranty or indemnity liability relating to products manufactured, sold or delivered by, or for service rendered by or on behalf of, the Company, except as reserved for as reflected in the Company Interim Financial Statements.

                           (b)      Product Liability. Except as set forth in
Section 3.25(a) of the Sellers' Disclosure Letter, the Company has no material liability or obligation of any nature (whether known or unknown, accrued, absolute, contingent or otherwise, and whether due or to become due), whether based on strict liability, negligence, breach of warranty (express or implied), breach of contract or otherwise, in respect of any product, component or other item manufactured, sold, designed or produced prior to the Closing by, or service rendered prior to the Closing by or on behalf of, the Company that is not adequately covered by policies of insurance (subject to applicable deductibles) or by indemnity, contribution, cost sharing or similar agreements or arrangements by or with other Persons.

                  3.26 Transactions with Related Parties. Section 3.26 of the Sellers' Disclosure Letter contains a complete and correct list of all agreements, arrangements and understandings between the Company and any of the following (each, a "RELATED PARTY"): (i) each stockholder, director and officer of the Company; (ii) the spouses, children and other lineal descendants of any director or officer of the Company (collectively, "NEAR RELATIVES"); (iii) any trust for the benefit of any director or officer of the Company or any of their respective Near Relatives; and (iv) any corporation, partnership, joint venture, trust or other entity owned or controlled by any stockholder, director or officer of the Company or any of their respective Near Relatives.

                  3.27 Exclusivity of Representations. The representations and warranties made by the Sellers in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any implied warranties. The Sellers hereby disclaim any such other or implied representations or warranties notwithstanding the delivery or disclosure to the Buyer or its officers, directors, employees, agents or representatives of any documentation or other information (including the Descriptive Memorandum, supplemental data or financial projections or other forward-looking statements).

         4. Representations and Warranties of Each Seller. Each Seller, severally and not jointly, represents and warrants to the Buyer as follows:

                  4.1 Title to the Shares. As of the Closing Date, such Seller shall own beneficially and of record, free and clear of any Lien, or shall own of record and have full power and authority to convey free and clear of any Lien, the Company Shares set forth opposite such Seller's name on Exhibit B hereto, and, upon delivery of and payment for such Company Shares at the Closing as herein provided, such Seller will convey to the Buyer good and valid title thereto, free and clear of any Lien.

                  4.2      Authority to Execute and Perform Agreement.

                           (a)      Such Seller has the full legal right and
power and all authority and approvals required to enter into, execute and deliver this Agreement and each other agreement contemplated hereby to which such Seller is or will be a party, and to perform fully such Seller's obligations hereunder and thereunder. This Agreement has been duly executed and delivered by such Seller, and on the Closing Date each agreement contemplated hereby to which such Seller is a party will be duly executed and delivered by such Seller, and assuming due execution and delivery hereof and thereof by the other parties hereto and thereto, this Agreement and each such other agreement will be a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms.

                           (b)      The execution and delivery by each Seller of
this Agreement and each other agreement contemplated hereby to which such Seller is or will be a party, the consummation of the transactions contemplated hereby and thereby, and the performance by such Seller of this Agreement and each such other agreement in accordance with their respective terms and conditions has been duly authorized by such Seller and will not:

                                    (i)      violate any provision of the
Certificate of Incorporation or By-laws (or comparable instruments) of such Seller;

                                    (ii)     require such Seller to obtain any
material consents, approvals, authorizations or actions of, or make any filings with or give any notices to, any Governmental Bodies or any other Person, except as set forth in Section 4.2(b) of the Sellers' Disclosure Letter (the "SELLER CONSENTS AND NOTICES" and, together with the Company Consents and Notices, the "REQUIRED CONSENTS AND NOTICES");

                                    (iii)    if the Seller Consents and Notices
are obtained or made, violate or result in the breach of any of the terms and conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a material default under, any material contract, agreement, lease or license to which such Seller is a party or by or to which such Seller or any of its properties is or may be bound or subject;

                                    (iv)     if the Seller Consents and Notices
are obtained or made, violate any Laws or Orders of any Governmental Body applicable to such Seller or to the Company Shares held by such Seller; or

                                    (v)      result in the creation of any Lien
on the Company Shares held by such Seller.

         5. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers as follows:

                  5.1 Due Incorporation and Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or organization. The Buyer has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. As used in this Agreement, a "BUYER MATERIAL ADVERSE EFFECT" means any effect (i) that is or could reasonably be expected to be materially adverse to the financial condition, business, results of operations, personnel, properties or assets (including intangible assets) of the Buyer, except that events, circumstances, changes, developments, impairments or conditions primarily resulting from events, changes or developments in worldwide, national or local conditions or circumstances (political, economic, regulatory or otherwise) that adversely affect the Buyer's industry generally, or any change in law or accounting principles (and any changes resulting therefrom), shall not constitute a Buyer Material Adverse Effect or (ii) that could reasonably be expected to materially impair or delay the ability of the Buyer to consummate the transactions contemplated hereby.

                  5.2 Qualification. The Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing to do business in all other jurisdictions where the Buyer currently conducts business that require such qualification or licensing, except where the failure to so qualify or be licensed could not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

                  5.3 Charter Documents and Corporate Records. The Buyer has previously made available to the Sellers complete and correct copies of the Certificate of Incorporation and By-laws, or comparable instruments, of the Buyer as in effect on the date hereof.

                  5.4 Capitalization; Buyer Common Stock. As of April 30, 2000, the Buyer had outstanding 76,368,549 shares of Buyer Common Stock. The shares of Buyer Common Stock to be issued by the Buyer to the Sellers or to be contributed by the Buyer to the Company pursuant to Section 1.1, upon issuance thereof by the Buyer to the Sellers or the Company, as the case may be, in accordance with this Agreement, shall be duly authorized and validly issued, fully paid and nonassessable and shall be issued to the Sellers or the Company, as the case may be, free and clear of any Lien.

                  5.5 SEC Documents; Financial Statements. The Buyer has made available to the Sellers a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Buyer with the SEC since January 1, 1997 (as such documents have since the time of their filing been amended, the "BUYER SEC DOCUMENTS"), which are all of the documents (other than preliminary material) that the Buyer was required to file with the SEC since such date. As of their respective dates, the Buyer SEC Documents and any forms, reports and other documents filed with the SEC by the Buyer after the date of this Agreement complied or will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents or such other forms, reports or other documents, and none of the Buyer SEC Documents contained, or will contain at the time they are filed, any untrue statement of a material fact or omitted, or will omit at the time they are filed, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Buyer included in the Buyer SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments, which were not individually or in the aggregate material) the financial position of the Buyer as at the dates thereof and the results of its operations and cash flows for the periods then ended.

                  5.6      Authority to Execute and Perform Agreement.

                           (a)      The Buyer has the full legal right and power
and all authority and approvals required to enter into, execute and deliver this Agreement and each other agreement contemplated hereby to which the Buyer is or will be a party, and to perform fully its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Buyer, and on the Closing Date each agreement contemplated hereby to which the Buyer is a party will be duly executed and delivered by the Buyer, and assuming due execution and delivery hereof and thereof by the other parties hereto and thereto, this Agreement and each such other agreement will be a valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.

                           (b)      The execution and delivery by the Buyer of
this Agreement and each other agreement contemplated hereby to which the Buyer is or will be a party, the consummation of the transactions contemplated hereby and thereby (including the issuance and delivery of the shares of Buyer Common Stock to be issued by the Buyer to the Sellers or to be contributed by the Buyer to the Company pursuant to Section 1.1), and the performance by the Buyer of this Agreement and each such other agreement in accordance with their respective terms and conditions have been duly authorized by the Buyer and will not:

                                    (i)      violate any provision of the
Certificate of Incorporation or By-laws (or comparable instruments) of the Buyer;

                                    (ii)     require the Buyer to obtain any
material consents, approvals, authorizations or actions of, or make any filings with or give any notices to, any Governmental Bodies or any other Person, except
(A) the notification requirements of the HSR Act, (B) applicable filings under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the Securities Act of 1933, as amended (the "SECURITIES ACT"), (C) applicable filings under any state securities or "blue sky" laws, and (D) applicable filings under the rules and regulations of any listing agreement to which the Buyer is a party (the "BUYER CONSENTS AND NOTICES");

                                    (iii)    violate or result in the breach of
any of the terms and conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a material default under, any material contract, agreement, lease or license to which the Buyer is a party or by or to which the Buyer or any of its properties is or may be bound or subject; or

                                    (iv)     violate any Laws or Orders of any
Governmental Body applicable to the Buyer.

                  5.7 Litigation. As of the date hereof, except as disclosed in the Buyer SEC Documents filed prior to the date hereof, there are no actions, suits, proceedings or investigations pending or, to the Knowledge of the Buyer, threatened, that could reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. The Buyer is not subject to any outstanding Orders.

                  5.8 Brokers. Except for fees and commissions of Thomas Weisel Partners LLC which will be paid by the Buyer, no Person retained by or on behalf of the Buyer or any of its Affiliates is entitled to any brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated hereby.

                  5.9 No Material Adverse Change. Except as disclosed in the Buyer SEC Documents filed prior to the date of this Agreement or in the audited balance sheet of Buyer and the related statements of income, shareholders' equity and cash flows as of and for the period ended December 31, 1999 (the "BUYER FINANCIAL STATEMENTS"), complete and correct copies of which are included in the Buyer SEC Documents, or except as contemplated by this Agreement, since the date of the Buyer Financial Statements, there has not been any other change, occurrence or circumstance in the financial condition, business, results of operations, personnel, properties or assets (including intangible assets) of the Buyer which has had or could reasonably to expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

                  5.10 Purchase for Investment. The Buyer is purchasing the Company Shares for its own account for investment and not for resale or distribution in any transaction that would be in violation of the securities laws of the United States of America or any state thereof. The Buyer is an "accredited investor" as defined in Rule 501 of Regulation D under the Securities Act.

                  5.11 Exclusivity of Representations. The representations and warranties made by the Buyer in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any implied warranties.

         6.       Covenants and Agreements.

                  6.1      Conduct of Business. The Sellers agree that:

                           (a)      Between the date of this Agreement and the
Closing Date, (i) the Sellers shall cause the Company to provide monthly financial results to the Buyer with respect to the Company's overall operations and matters not in the ordinary course of business, and shall make available to the Buyer reasonable access to the Company's management to discuss such information, and (ii) the Sellers shall, and shall cause the Company to, cooperate in all reasonable respects with the Buyer and its representatives and counsel in the preparation of any documents or other material which may be required by any Governmental Body.

                           (b)      Between the date of this Agreement and the
Closing Date, except as set forth in this Agreement or otherwise agreed to in writing by the Buyer (which agrees to respond promptly to any request for such agreement and not to unreasonably withhold such agreement), the Sellers shall cause the Company to operate in the ordinary course of business consistent with past practice and shall use their commercially reasonable efforts to preserve intact its current business organizations and relationships with third parties and to keep available the services of its present management and key employees.

                           (c)      Between the date of this Agreement and the
Closing Date, except as provided for in this Agreement, as set forth in Section 6.1(c) of the Sellers' Disclosure Letter or as otherwise agreed to in writing by the Buyer (which agrees to respond promptly to any request for such agreement and not to unreasonably withhold such agreement), the Sellers shall:

                                    (i)      not permit the Company to amend its
Articles of Incorporation or Code of Regulations;

                                    (ii)     not permit the Company to incur any
additional indebtedness for borrowed money, or assume, guarantee, endorse or otherwise become responsible for obligations of any other Person;

                                    (iii)    not permit the Company to issue,
deliver, sell or authorize, or propose the issuance, delivery, sale or purchase of, any shares of its capital stock or any class of securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities;

                                    (iv)     not permit the Company to declare,
set aside or pay any dividend or distribution with respect to its capital stock;

                                    (v)      not permit the Company to sell or
convey any of its inventory, except in the ordinary course of business consistent with past practice;

                                    (vi)     not permit the Company to change
its method of accounting or any accounting principle, method, estimate or practice, except in the ordinary course of business consistent with past practice or as may be required by law and conduct all Tax affairs relating to it only in the ordinary course of business, and in good faith in substantially the same manner as such affairs would have been conducted if this Agreement had not been entered into;

                                    (vii)    not permit the Company to cancel,
terminate or materially amend any Material Contract, except in the ordinary course of business consistent with past practice;

                                    (viii)   not permit the Company to enter
into any transactions with or on behalf of Affiliates or permit the Company to engage in any transaction, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any Related Party, except in the ordinary course of business consistent with past practice;

                                    (ix)     not permit the Company to enter
into any employment agreements or pay any bonus to any director, officer, manager or employee or grant to any director, officer, manager or employee any other increase in compensation in any form, except in the ordinary course of business consistent with past practice;

                                    (x)      cause the Company to maintain
insurance at presently existing levels so long as such insurance is available on commercially reasonable terms;

                                    (xi)     cause the Company to promptly
advise Buyer in writing of any event, occurrence, fact, condition, change, development or effect known to the Company that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or result in a breach of this Section 6.1;

                                    (xii)    not take any action or omit to take
any action within their reasonable control, which action or omission could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or result in a breach of any of the representations and warranties set forth in Article 3;

                                    (xiii)   not permit the Company to make
capital expenditures, except in the ordinary course of business consistent with past practice or as already approved by the Board of Directors of the Company prior to the date of this Agreement; and

                                    (xiv)    not agree or otherwise commit to
take any of the actions proscribed by the foregoing paragraphs (i) through
(xiii).

                  6.2      Access and Confidentiality.

                           (a)      Between the date of this Agreement and the
Closing Date, the Sellers shall cause the Company to allow the Buyer and its employees, agents and representatives, during regular business hours and upon reasonable notice, to make such investigation of the business, properties, books and records of the Company, and to conduct such examination of the condition of the Company, as the Buyer reasonably requests to familiarize itself with such business, properties, books, records and condition. The Sellers also will provide or will cause the Company to provide such assistance as may be reasonably requested by the Buyer with respect to human resources and employee benefit information and payroll systems, as may be necessary to enable the Company to implement new programs immediately following the Closing. Any information obtained from the Company or the Sellers pursuant to this Section 6.2(a) shall be subject to the confidentiality provisions set forth in Section 6.2(b).

                           (b)      The Buyer reaffirms the Non-Disclosure
Letter Agreement, dated February 15, 2000 (the "NON-DISCLOSURE AGREEMENT"), between SoundView Technology Group, Inc. acting as agent for the Company, and the Buyer, and agrees to fulfill its obligations thereunder through the Closing Date. If this Agreement is, for any reason, terminated prior to the Closing, the Non-Disclosure Agreement shall nonetheless continue in full force and effect. The Buyer agrees to maintain, before and after the Closing, the confidentiality of all information concerning the Sellers (including the amounts paid to each of them) except as may be required by law, in which case the Buyer shall promptly notify the Sellers of any such requirement and the Sellers shall be permitted to seek confidential treatment for such information.

                  6.3 Expenses. Except as may be separately agreed by the Buyer and the Sellers in writing and except as otherwise specifically provided herein, the Buyer and the Sellers shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants.

                  6.4 Publicity. Except as may be required by law or rules and regulations of the Nasdaq National Market, the parties agree that no publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the Sellers and the Buyer. If any public announcement is required by law or the rules and regulations of the Nasdaq National Market to be made by any party hereto, prior to making such announcement, such party shall deliver a draft of such announcement to the other parties and shall give the other parties reasonable opportunity to comment thereon.

                  6.5 Reasonable Best Efforts. Each of the parties agrees that, subject to the terms and conditions provided in this Agreement, such party shall use its reasonable best efforts, and the Sellers shall cause the Company to use its reasonable best efforts, to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts and, in the case of the Sellers, causing the Company to use its reasonable best efforts (i) to obtain all necessary waivers, consents and approvals, (ii) to effect all necessary registrations and filings and (iii) to satisfy the conditions to Closing set forth in Articles 7 and 8.

                  6.6 Indemnification. The Buyer acknowledges the indemnification provisions contained in the Code of Regulations of the Company and will honor and enforce such provisions to the full extent of such provisions after the Closing Date with respect to matters that occur prior to the Closing Date.

                  6.7 Access to Information and Cooperation. The Buyer (including, for the purpose of this Section 6.7, the Company after the Closing) shall provide the Sellers and their professional advisors with reasonable access to the Buyer's books and records (a) if reasonably required in connection with any litigation, investigation, tax audit, discovery or similar proceeding, or in the preparation of Tax Returns, and (b) as may be necessary in order to enable the Sellers and their professional advisors to investigate claims for indemnification under Article 10 and to exercise fully all rights they may have in connection with such claims. If the Sellers shall reasonably request the assistance (including testimony) of employees of the Buyer in connection with any litigation, investigation, tax audit, discovery, similar proceeding or claim, the Buyer shall make such employees available for a reasonable period of time; provided, that all out-of-pocket costs shall be borne by the Seller or Sellers making such request.

                  6.8 Further Assurances. The Buyer and the Sellers shall execute such documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

                  6.9 Transfer Taxes. The Buyer shall be liable for, and shall pay, any and all United States federal, state and local transfer, real property, gains, sales, use, goods and services, conveyance, recording or any other similar fees or taxes, and all documentary or other stamp taxes, arising out of or related to the transactions contemplated by this Agreement. Each of the parties shall bear the cost of such taxes in its home jurisdiction if such jurisdiction is other than the United States.

         7. Conditions Precedent to the Obligation of the Buyer to Close. The obligation of the Buyer to enter into and complete the Closing is subject, at the option of the Buyer acting in accordance with the provisions of Article 11 with respect to termination of this Agreement, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Buyer:

                  7.1 Representations and Covenants. The representations and warranties of the Sellers contained herein shall be true and correct in all material respects (in the case of any representation or warranty without any materiality qualification) or in all respects (in the case of any representation or warranty containing any materiality qualification) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations and warranties need only be true and correct in all respects or all material respects, as the case may be, as of such other dates or times. The Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Sellers on or prior to the Closing Date. Each Seller shall have delivered to the Buyer a certificate, dated the date of the Closing and signed by an officer of such Seller, to the foregoing effect.

                  7.2 HSR Act Filing. Any Person required in connection with the transactions contemplated hereby to file a notification and report form in compliance with the HSR Act shall have filed such form and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

                  7.3 No Orders. No Order shall have been issued or litigation initiated by any Governmental Body to restrain or prohibit, or to obtain damages or a discovery order in respect of, this Agreement or the consummation of the transactions contemplated hereby.

                  7.4 Consents. All of the Required Consents and Notices shall have been made or obtained, and the Buyer shall have been furnished with evidence reasonably satisfactory to it that the Company Consents and Notices have been made or obtained.

                  7.5 Resignations. All resignations of directors of the Company which have been requested in writing by the Buyer at least 5 Business Days prior to the Closing shall have been delivered to the Buyer.

                  7.6 Technology License Agreement. Concurrently with the Closing, NTT shall have entered into an amendment of the Technology License Agreement substantially in the form of Exhibit D (the "AMENDED TLA").

         8. Conditions Precedent to the Obligation of the Sellers to Close. The obligation of the Sellers to enter into and complete the Closing is subject, at the option of the Sellers acting in accordance with the provisions of Article 11 with respect to termination of this Agreement, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Sellers:

                  8.1 Representations and Covenants. The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects (in the case of any representation or warranty without any materiality qualification) or in all respects (in the case of any representation or warranty containing any materiality qualification) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations or warranties need only be true and correct in all respects or all material respects, as the case may be, as of such other dates or times. The Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date. The Buyer shall have delivered to each of the Sellers a certificate, dated the date of the Closing and signed by an officer of the Buyer, to the foregoing effect.

                  8.2 HSR Act Filing. Any Person required in connection with the transactions contemplated hereby to file a notification and report form in compliance with the HSR Act shall have filed such form and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

                  8.3 No Orders. No Order shall have been issued or litigation initiated by any Governmental Body to restrain or prohibit, or to obtain damages or a discovery order in respect of, this Agreement or the consummation of the transactions contemplated hereby.

                  8.4 Consents. All of the Buyer Consents and Notices shall have been made or obtained, and the Sellers shall have been furnished with evidence reasonably satisfactory to them that the Buyer Consents and Notices have been made or obtained.

                  8.5 Technology License Agreement. Concurrently with the Closing, the Buyer shall have caused the Company to enter into the Amended TLA.

                  8.6 Registration Rights Agreement. The Buyer shall have executed and delivered a Registration Rights Agreement substantially in the form of Exhibit E hereto.

                  8.7 Amended TLA Prepayment to NTT. The Buyer shall have made a capital contribution to the Company of (i) a number of shares of Buyer Common Stock determined as set forth in Exhibit F, which shares shall have been transferred by the Company to NTT concurrently with the Closing as required under the Amended TLA, and (ii) any cash necessary to enable the Company to pay the cash portion of the payment required to be made by the Company to NTT under
Section 5.1 of the Amended TLA.

         9. Survival. The representations and warranties of the Sellers and the Buyer contained herein shall survive the Closing for the respective periods set forth in this Article 9. All of the representations and warranties of the Sellers contained in Articles 3 and 4 shall terminate one year from the Closing Date, except that the representations and warranties in Section 3.10 shall survive until the expiration of the applicable statute of limitation with respect to the subject matter thereof and (iii) the representation and warranties contained in
Section 4.1 shall survive the Closing Date indefinitely. Thereafter, all such representations and warranties of the Sellers shall be extinguished and no claim for the recovery of any Losses may be asserted against any Seller in respect thereof; provided, however, that claims first asserted in writing with reasonable specificity within the applicable period referred to above shall not thereafter be barred. All of the representations and warranties of the Buyer contained in Article 5 shall terminate one year from the Closing Date, except that the representations and warranties contained in Section 5.4 shall survive the Closing Date indefinitely. The agreements of the Buyer and the Sellers contained in this Agreement shall survive beyond the Closing, except for those agreements that are expressly limited by their terms to other dates or times, which shall survive only to such dates or times.

         10.      Indemnification.

                  10.1 Obligation of the Sellers to Indemnify. From and after the Closing Date, the Sellers shall indemnify, defend and hold harmless the Buyer and each of its directors, officers, trustees, employees, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against all liabilities, losses and damages (excluding consequential damages) and reasonable attorneys' fees, court costs and other out-of-pocket expenses (collectively, "LOSSES") that arise out of, or result from, the breach of any representation, warranty, covenant or agreement of the Sellers contained herein which survives the Closing to the extent not waived by the Buyer.

                  10.2 Obligation of the Buyer to Indemnify. From and after the Closing Date, the Buyer shall indemnify, defend and hold harmless the Sellers and each of their respective directors, officers, trustees, employees, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against all Losses that arise out of, or result from, the breach of any representation, warranty, covenant or agreement of the Buyer which survives the Closing to the extent not waived by the Sellers. From and after the Closing Date, the Company shall be jointly and severally liable for the Buyer's indemnification obligations pursuant to this
Article 10.

                  10.3     Indemnification Procedure for Third-Party Claims.

                           (a)      Any indemnified party seeking
indemnification under this Agreement (each, an "INDEMNIFIED PARTY") shall promptly notify the indemnifying party of any third party claim or demand for which the Indemnified Party is asserting a claim hereunder. Such notice shall be accompanied by a reasonably complete description of the basis for such claim or demand (including an estimate of the amount thereof) and reference to the provisions of this Agreement under which liability is asserted.

                           (b)      The indemnifying party shall have the right,
at its own cost, to participate jointly in the defense of any claim or demand in connection with which the Indemnified Party has claimed indemnification hereunder, and may elect to take over the defense of such claim or demand through counsel of its own choosing by so notifying the Indemnified Party within 30 days of receipt of the Indemnified Party's notice of such claim or demand. If the indemnifying party makes such an election:

                                    (i)      it shall keep the Indemnified Party
reasonably informed as to the status of such matter and shall promptly send copies of all pleadings to the Indemnified Party;

                                    (ii)     the indemnifying party shall not
settle or compromise or consent to the entry of any judgment with respect to any such claim or demand that it elects to defend without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld) unless such settlement, compromise or judgment (i) includes an unconditional release to the Indemnified Party from all liability arising out of such claim or demand, (ii) provides for no remedy other than money damages or other money payments and (iii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of the Indemnified Party; and

                                    (iii)    the Indemnified Party shall have
the right to participate jointly in the defense of such claim or demand, but shall do so at its own cost not subject to reimbursement under Section 10.1 or 10.2.

                  If the indemnifying party does not elect to take over the defense of a claim or demand, the Indemnified Party shall have the right to contest, compromise or settle such claim or demand in the exercise of its reasonable judgment; provided, however, that the consent of the indemnifying party to any compromise or settlement of such claim or demand shall be required, which consent shall not be unreasonably withheld.

                           (c)      The parties shall use commercially
reasonable efforts to minimize Losses from claims by third parties and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims. Each party agrees that it shall cooperate with the other parties in the defense of any claim or action.

                  10.4     Measure of and Limitations upon Indemnification.

                           (a)      In determining the amount of any Loss for
which any party is entitled to indemnification under this Article 10, the gross amount thereof (a) will be reduced by any insurance proceeds actually realized, over and above applicable deductibles paid, by such party from third party insurers and (b) will be increased by an Indemnified Party's tax cost and reduced by any Indemnified Party's tax benefits to the extent such tax cost or tax benefit results from the incurrence of such Loss.

                           (b)      The Sellers' liability for any Losses under
this Article 10 shall be subject to the following limitations: (i) the Sellers shall have no liability for any Losses (other than those arising out of, or resulting from, the breach by any Seller of its representations and warranties in Sections 3.4, 3.10 or Article 4) unless and until the aggregate amount of the Losses for which the Sellers are obligated to indemnify pursuant to Section 10.1 shall exceed $5 million (the "THRESHOLD AMOUNT") in which case the Sellers shall be liable only to the extent that the aggregate amount of such Losses, as finally determined, shall exceed the Threshold Amount; and (ii) the aggregate liability of the Sellers for all Losses (other than those arising out of, or resulting from, the breach by any Seller of its representations and warranties in Sections 3.4, 3.10 or Article 4) shall not exceed $350 million in the aggregate.

                           (c)      The Buyer's liability for any Losses under
this Article 10 shall be subject to the following limitations: (i) the Buyer shall have no liability for any Losses (other than those arising out of, or resulting from, the breach by the Buyer of its representations and warranties in Sections 5.4, 5.6 or 5.10) unless and until the aggregate amount of the Losses for which the Buyer is obligated to indemnify pursuant to Section 10.1 shall exceed the Threshold Amount in which case the Buyer shall be liable only to the extent that the aggregate amount of such Losses, as finally determined, shall exceed the Threshold Amount; and (ii) the aggregate liability of the Buyer for all Losses (other than those arising out of, or resulting from, the breach by the Buyer of its representations and warranties in Sections 5.4, 5.6 or 5.10) shall not exceed $350 million in the aggregate.

                  10.5 Exclusivity of Indemnity. The indemnification provided in this Article 10 shall be the sole and exclusive remedy after the Closing Date for damages (whether directly or by way of contribution) available to the parties to this Agreement for breach of any of the representations, warranties, covenants and agreements contained herein or any right, claim or action arising from the transactions contemplated hereby.

                  10.6 Subrogation. In the event of payment by or on behalf of any indemnifying party to any Indemnified Party (including pursuant to this Article 10) in connection with any claim or demand by any Person other than the parties hereto or their respective Affiliates, such indemnifying party shall, to the extent of such payment, be subrogated to and shall stand in the place of such Indemnified Party. Such Indemnified Party shall cooperate with such indemnifying party in a reasonable manner, and at the cost of such indemnifying party, in presenting any subrogated right, defense or claim; provided that no such subrogation shall adversely affect any rights of such Indemnified Party.

         11.      Termination of Agreement.

                  11.1 Termination. This Agreement may be terminated prior to the Closing as follows:

                           (a)      at the election of the Sellers, if any one
or more of the conditions to the obligation of the Sellers to close set forth in
Article 8 (other than the condition contained in Section 8.2) has not been fulfilled as of the close of business on June 30, 2000, except if the failure of the transactions contemplated hereby then to be consummated shall be due to the failure of the Sellers to perform or observe the covenants and agreements of the Sellers set forth herein;

                           (b)      at the election of the Sellers, if the
condition contained in Section 8.2 has not been fulfilled within 30 days after the commencement of all applicable waiting periods;

                           (c)      at the election of the Buyer, if any one or
more of the conditions to the obligation of the Buyer to close set forth in
Article 7 has not been fulfilled as of the close of business on June 30, 2000; provided, however, that if the condition contained in Section 7.2 is the only condition contained in Article 7 (other than such conditions which by their nature cannot be satisfied prior to the Closing) that has not been fulfilled as of such date, then the Buyer may not exercise its termination right under this
Section 11.1(c) for an additional 60 days following such date;

                           (d)      at the election of the Sellers or the Buyer,
if any legal proceeding is commenced by any Governmental Body seeking to prevent the consummation of the Closing or any other transaction contemplated hereby and any Seller or the Buyer, as the case may be, reasonably and in good faith deems it impracticable or inadvisable to proceed in view of such legal proceeding;

                           (e)      at the election of the Sellers, if the Buyer
has breached any material representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or is not cured by the Closing Date;

                           (f)      at the election of the Buyer, if any of the
Sellers has breached any material representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or is not cured by the Closing Date; or

                           (g)      at any time on or prior to the Closing Date,
by mutual written consent of the Sellers and the Buyer.

                  If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 11.2.

                  11.2 Survival After Termination. If this Agreement terminates pursuant to Section 11.1 and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and have no further force or effect, except that any such termination shall be without prejudice to the rights of any party on account of the nonsatisfaction of the conditions set forth in Articles 7 and 8 resulting from the intentional or willful breach or violation of the representations, warranties, covenants or agreements of another party under this Agreement. Notwithstanding anything in this Agreement to the contrary, the provisions of Sections 6.2(b) and 6.4, this Section 11.2 and Articles 13 and 14 shall survive any termination of this Agreement.

         12.      Tax Matters.

                  12.1 Liability for Taxes and Related Matters. Notwithstanding the provisions of Article 10 of this Agreement:

                           (a)      Liability for Taxes. From and after the
Closing Date, the Sellers shall be liable for and indemnify the Buyer for all Taxes imposed on the Company or for which the Company may otherwise be liable for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date, except for Taxes in an amount equal to the accrued and unpaid Taxes of the Company reflected on the Company Interim Financial Statements or reflected on the books and records of the Company since December 31, 1999, in the ordinary course of business consistent with past practice. Except as set forth in Section 12.1(e), the Sellers shall be entitled to any refund of Taxes of the Company received for such periods.

                           (b)      From and after the Closing Date, the Buyer
shall be liable for and indemnify the Sellers for the Taxes of the Company for any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year beginning after the Closing Date. The Buyer shall be entitled to any refund of Taxes of the Company received for such periods.

                           (c)      Taxes for Short Taxable Year. For purposes
of Sections 12.1(a) and (b), whenever it is necessary to determine the liability for Taxes of the Company for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes of the Company for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the Company had a taxable year or period which ended at the close of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.

                           (d)      Adjustment to Purchase Price. Any payment by
the Buyer or the Sellers under this Article 12 will be an adjustment to the purchase price.

                           (e)      Refunds from Carrybacks. If the Sellers
become entitled to a refund or credit of Taxes for any period for which they are liable under Section 12.1(a) to indemnify the Buyer and such Taxes are attributable solely to the carryback of losses, credits or similar items attributable to the Company and from a taxable year or period that begins after the Closing Date, the Sellers shall promptly pay to the Buyer the amount of such refund or credit together with any interest thereon. In the event that any refund or credit of Taxes for which a payment has been made is subsequently reduced or disallowed, the Buyer shall indemnify and hold harmless the Sellers for any tax liability, including interest and penalties, assessed against the Sellers by reason of the reduction or disallowance.

                           (f)      Tax Returns. The Sellers shall file or cause
to be filed when due all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending on or before the Closing Date and shall pay any Taxes due in respect of such Tax Returns, except for Taxes in an amount equal to the accrued and unpaid Taxes of the Company reflected on the Company Interim Financial Statements or reflected on the books and records of the Company since December 31, 1999, in the ordinary course of business consistent with past practice, and the Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending after the Closing Date and shall cause the Company to remit any Taxes due in respect of such Tax Returns. The Sellers shall pay the Buyer the Taxes for which the Sellers are liable pursuant to

Section 12.1(a) but which are payable with Tax Returns to be filed by the Buyer pursuant to the previous sentence within 10 days prior to the due date for the filing of such Tax Returns.

                           (g)      Contest Provisions. The Buyer shall promptly
notify Sellers in writing upon receipt by the Buyer or the Company of notice of any pending or threatened federal, state, local or foreign income or franchise tax audits or assessments which may affect the tax liabilities of the Company for which the Sellers would be required to indemnify the Buyer pursuant to
Section 12.1(a), provided that failure to comply with this provision shall not affect the Buyer's right to indemnification hereunder. The Sellers shall have the sole right to represent the Company's interests in any tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of their choice at their expense. Notwithstanding the foregoing, the Sellers shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of the Buyer or the Company for any period after the Closing Date to any extent (including the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of the Buyer. Such consent shall not be unreasonably withheld, and shall not be necessary to the extent that the Sellers have indemnified the Buyer against the effects of any such settlement.

                  The Sellers shall be entitled to participate at their expense in the defense of any claim for Taxes for a year or period ending after the Closing Date which may be the subject of indemnification by the Sellers pursuant to Section 12.1(a) and, with the written consent of the Buyer, and at their sole expense, may assume the entire defense of such tax claim. Neither the Buyer nor the Company may agree to settle any tax claim for the portion of the year or period ending on the Closing Date which may be the subject of indemnification by the Sellers under Section 12.1(a) without the prior written consent of the Sellers, which consent shall not be unreasonably withheld.

                           (h)      Any sharing agreement or arrangement,
whether or not written, that may have been entered into by the Sellers and the Company shall be terminated as to the Company as of the Closing Date, and no payments which are owed by or to the Company pursuant thereto shall be made thereunder.

                  12.2 Assistance and Cooperation. After the Closing Date, each of the Sellers and the Buyer shall:

                           (a)      assist (and cause their respective
affiliates to assist) the other parties in preparing any Tax Returns or reports which such other parties are responsible for preparing and filing in accordance with Section 12.1;

                           (b)      cooperate fully in preparing for any audits
of, or disputes with taxing authorities regarding, any Tax Returns of the Company;

                           (c)      make available to the other party or parties
and to any taxing authority as reasonably requested all information, records and documents relating to Taxes of the Company;

                           (d)      provide timely notice to the other party or
parties in writing of any pending or threatened tax audits or assessments of the Company for taxable periods for which the other party or parties may have a liability under this Article 12; and

                           (e)      furnish the other party or parties with
copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period of the Company.

                  12.3 Section 1445. On or prior to the Closing Date, the Company shall deliver a true and accurate certification satisfying the requirements of Section 1.1445-2(c)(3) of the Treasury Regulations. In compliance with Section 1.897-2(h)(2) and Section 1.1445-2(c)(3) of the Treasury Regulations, notification that such certification has been given shall be made to the IRS.

                  12.4 Survival of Obligations. The obligations of the parties set forth in this Article 12 shall be unconditional and absolute and shall remain in effect without limitation as to time.

         13.      Miscellaneous.

                  13.1     Certain Definitions.

                           (a)      As used in this Agreement, the following
terms have the following meanings:

         "AFFILIATE" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.

         "BENEFIT PLAN" means any employee benefit plan, arrangement, policy or commitment (whether or not an employee benefit plan within the meaning of Section 3(3) of ERISA) covering current employees or former employees of the Company, including any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan or any holiday or vacation practice, as to which the Company has, or in the future could have, any liability.

         "BUSINESS DAY" means every day other than a Saturday or Sunday or other day upon which banks in New York, New York or Tokyo, Japan are authorized or required by law to close.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "DESCRIPTIVE MEMORANDUM" means the Descriptive Memorandum dated February 2000 relating to the Company, a copy of which has been provided to the Buyer.

         "ENVIRONMENTAL LAW" shall mean any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement currently in effect relating to: (i) the protection, investigation or restoration of the environment, health, safety or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Material or (iii) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Material.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "EXCHANGE RATIO" shall mean the number obtained by dividing (i) the Per Share Quotient (as defined below) by (ii) the Average Closing Price (as defined below); provided, however, that if the Average Closing Price is less than $139.2900, then the Exchange Ratio shall mean the number obtained by dividing
(a) the Per Share Quotient by (b) $139.2900; provided, further, that if the Average Closing Price is greater than $208.9350, then the Exchange Ratio shall mean the number obtained by dividing (c) the Per Share Quotient by (d) $208.9350; and provided, further, that in no event shall the aggregate number of shares of Buyer Common Stock issuable by the Buyer to the Sellers and to be contributed by the Buyer to the Company pursuant to Section 1.1 of this Agreement exceed 14,750,000. Notwithstanding the foregoing, if between the date of this Agreement and the Closing Date the outstanding shares of Buyer Common Stock shall have been changed into a different number of shares or a different class by reason of any dividend, subdivision, reclassification, recapitalization, split, or combination or exchange of shares (any such event, an "Adjustment Event"), the Exchange Ratio shall be correspondingly adjusted to reflect such Adjustment Event. As used herein, (a) "Per

Share Quotient" shall mean the number obtained by dividing (i) $1.4875 billion by (ii) 8,100 and (b) "Average Closing Price" shall mean the average of the closing prices per share of Buyer Common Stock as reported on the Nasdaq National Market for the five consecutive trading days immediately prior to the Closing Date.

         "HAZARDOUS MATERIAL" shall include: (i) any substance that is listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl;
(iii) any waste, gas or other substance or material that is explosive or radioactive; (iv) any "hazardous chemical," "pollutant," "contaminant," "hazardous waste," "hazardous chemical" or "toxic chemical" as designated, listed or defined in any statute or regulation (including CERCLA and any other so-called "superfund" or "superlien" law and the respective regulations promulgated thereunder); and (v) any other substance which may be subject to regulatory action by any Governmental Body in connection with any Environmental Law.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

         "IRS" means the Internal Revenue Service.

         "INTELLECTUAL PROPERTY" means patents, patent applications, copyrights, copyright registrations, trademarks and service marks, trade names, Internet domain names, know-how, trade secrets, technical data, techniques, methods, processes and other technology and any documentation relating to any of the foregoing.

         "KNOWLEDGE" of the Buyer means the actual knowledge of the Buyer, without any independent investigation for the purpose of any representation or warranty made in this Agreement.

         "KNOWLEDGE" of the Sellers means the actual knowledge of (i) the Sellers, (ii) Dr. Tadashi Miyashita, President of the Company, and Kenneth E. Jones, Vice President and Chief Financial Officer of the Company, and (iii) in the case of any matter as to which knowledge is ascribed herein, any other senior management employee of the Company charged with senior administrative or operational responsibility for such matter, in the case of each of clauses (i),
(ii) and (iii) above, without any independent investigation for the purpose of any representation or warranty made in this Agreement.

         "LIEN" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, servitude, transfer restriction, encumbrance or any other restriction or limitation whatsoever.

         "MOA" means the Memorandum of Agreement, dated as of February 7, 2000, by and between the Sellers and the Company, a copy of which is annexed as Appendix C to the Descriptive Memorandum.

         "NTT" means Nippon Telegraph and Telephone Corporation.

         "PERSON" means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

         "SEC" means the Securities and Exchange Commission.

         "TAX" or "TAXES" means all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon, imposed by any taxing authority (federal, state, local or foreign) and shall include any transferee liability in respect of Taxes.

         "TAX RETURNS" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

         "TECHNOLOGY LICENSE AGREEMENT" means the Technology License Agreement between NTT and the Company, a copy of which is annexed as Appendix B to the Descriptive Memorandum.

         "TREASURY REGULATIONS" means regulations promulgated under the Code.

                           (b)      The following capitalized terms are defined
in the following Sections of this Agreement:


Term                                                    Section
----                                                    -------
Agreement ........................................      Preamble
Amended TLA ......................................        7.6
Buyer ............................................      Preamble
Buyer Common Stock ...............................        1.1
Buyer Consent and Notices ........................        5.6
Buyer Financial Statements .......................        5.9

Term                                                    Section
----                                                    -------
Buyer Material Adverse Effect ....................        5.1
Buyer SEC Documents ..............................        5.5
Closing ..........................................        1.1
Closing Date .....................................          2
Company ..........................................      Preamble
Company Audited Financial Statements .............        3.7(a)
Company Consents and Notices .....................       3.13(b)
Company Intellectual Property ....................       3.17(b)
Company Interim Financial Statements .............        3.7(b)
Company Material Adverse Effect ..................        3.1
Company Shares ...................................      Preamble
Consideration ....................................        1.1
Environmental Permits ............................       3.14(a)
Exchange Act .....................................        5.6(b)
GAAP .............................................        3.7(a)
Governmental Bodies ..............................       3.11
Indemnified Party ................................       10.3(a)
Insurance Policies ...............................       3.22
Laws .............................................       3.11
Losses ...........................................       10.1
Material Contracts ...............................       3.15(a)
Near Relatives ...................................       3.26
Non-Disclosure Agreement .........................        6.2(b)
Orders ...........................................       3.11
Permits ..........................................       3.12
Related Party ....................................       3.26
Required Consents and Notices ....................        4.2(b)
Securities Act ...................................        5.6(b)
Sellers ..........................................      Preamble
Seller Consents and Notices ......................        4.2(b)
Sellers' Disclosure Letter .......................          3
Threshold Amount .................................       10.4(b)

                  13.2 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

                           (a)      Any claim arising out of or relating to this
Agreement or the transactions contemplated hereby may be instituted in any Federal court in the State of New York, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such claim, that it is not subject personally to the jurisdiction of such court, that the claim is brought in an inconvenient forum, that the venue of the claim is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such court in any such claim.

                           (b)      Any and all service of process and any other
notice in any such claim shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

                           (c)      EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY
CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS IN THIS SECTION 13.2.

                  13.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) on the day of delivery if delivered in person, or if delivered by facsimile upon confirmation of receipt, (b) on the second Business Day following the date of dispatch if delivered by a recognized international express courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this Section 13.3 by the party to receive such notice:

                           (a)      if to the Buyer, to:

                                    SDL, Inc.
                                    80 Rose Orchard Way
                                    San Jose, CA 95134-1365
                                    Attention: David Welch
                                    Facsimile: (408) 943-1258

                                    with a copy to:

                                    Sullivan & Cromwell
                                    1888 Century Park East
                                    Los Angeles, CA  90067
                                    Attention:  Alison S. Ressler
                                    Facsimile:  (310) 712-8800

                           (b)      if to the Sellers, to:

                                    in the case of Nippon Telegraph and
                                    Telephone Corporation:

                                    Nippon Telegraph and Telephone Corporation
                                    3-1 Otemachi 2-chome
                                    Chiyoda-ku, Tokyo 100-8116
                                    Japan
                                    Attention: Masaki Nakashima
                                    Facsimile: 81-3-5205-5121
                                    in the case of Mitsubishi Corporation:

                                    Mitsubishi Corporation
                                    3-1, Marunouchi 2-chome
                                    Chiyoda-ku, Tokyo 100-8086
                                    Japan
                                    Attention: Kei Ejiri
                                    Facsimile: 81-3-3210-8591

                                    in the case of Mitsubishi International
                                    Corporation:

                                    Mitsubishi International Corporation
                                    520 Madison Avenue

                                    New York, NY 10022-4223
                                    Attention: Yutaka Inagaki
                                    Facsimile: (212) 605-1487

                                    in the case of Battelle Memorial Institute:

                                    Battelle Memorial Institute
                                    505 King Avenue
                                    Columbus, Ohio 43201-2693
                                    Attention: Thomas M. Pounds
                                    Facsimile: (614) 424-3260

                                    and, in the case of any Seller, with a copy to:

                                    Paul, Weiss, Rifkind, Wharton & Garrison
                                    1285 Avenue of the Americas
                                    New York, New York  10019-6064
                                    Attention:     Marc E. Perlmutter
                                    Facsimile:     (212) 757-3990

                  13.4 Entire Agreement. This Agreement, together with the Non-Disclosure Agreement and any other collateral agreements executed in connection with the consummation of the transactions contemplated hereby, contain the entire agreement among the parties with respect to the sale and purchase of the Company Shares and supersede all prior agreements, written or oral, with respect thereto.

                  13.5 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Buyer and the Sellers or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

                  13.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York.

                  13.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement is not assignable by any party without the prior written consent of the other parties.

                  13.8 Usage. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words "include," "includes" and "including" do not limit the preceding words or terms and shall be deemed to be followed by the words "without limitation."

                  13.9 Articles and Sections. All references herein to Articles and Sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

                  13.10 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

                  13.11 Interpretation. The parties acknowledge and agree that: (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

                  13.12 Severability of Provisions. If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

                  13.13 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   BUYER:

                                   SDL, INC.


                                   By: /s/ Donald R. Scifres
                                      ------------------------------------------
                                      Name: Donald R. Scifres
                                      Title: Chairman & CEO

                                   SELLERS:

                                   NIPPON TELEGRAPH AND
                                    TELEPHONE CORPORATION


                                   By: /s/ Kanji Koide
                                      ------------------------------------------
                                      Name: Kanji Koide
                                      Title: Senior Vice President, Department I

                                   MITSUBISHI CORPORATION


                                   By: /s/ Hisami Kataoka
                                      ------------------------------------------
                                      Name: Hisami Kataoka
                                      Title: Vice President & General Manager,
                                             Digital Systems & Devices Division,
                                             IT & Electronics Business Group

                                   MITSUBISHI INTERNATIONAL
                                    CORPORATION

                                   By: /s/ Hiroshi Nimura
                                      ------------------------------------------
                                      Name: Hiroshi Nimura
                                      Title:Senior Vice President, Group COO
                                            Information Systems & Services Group

                                   BATTELLE MEMORIAL INSTITUTE

                                   By: /s/ Mark W. Kontos
                                      ------------------------------------------
                                      Name: Mark W. Kontos
                                      Title: Senior Vice President & Chief
                                             Financial Officer